UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 12, 2008
Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50890	41-1990662

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio		43054

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:                      614-289-5360
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 12, 2008, the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc. (the “Company”), increased the size of the Board from seven to eight and, upon recommendation from the Nominating and Corporate Governance Committee (the “Nominating Committee”), appointed John W. Kessler to fill the newly created vacancy as a Class II director effective as of the same day. There are no arrangements or understandings between Mr. Kessler and any others persons pursuant to which he was appointed to serve on the Board.
Mr. Kessler will receive an annual cash retainer of $50,000 for service on the Board.
The Board also appointed Mr. Kessler and S. A. Johnson to both the Compensation Committee and Nominating Committee, replacing Robert C. Griffin on the Compensation Committee and David R. Bovee and Richard A. Snell on the Nominating Committee.
Mr. Kessler has been the owner of the John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988. Mr. Kessler is currently on the board of directors of Abercrombie & Fitch Co. and The John Glenn School of Public Affairs and is a past chairman of The Ohio State University Board of Trustees, The Ohio Public Works Commission and the Greater Columbus Chamber of Commerce. Mr. Kessler has also served on the board of directors of The Limited, Inc., the Cleveland Federal Reserve and JPMorgan Chase & Co.
Mr. Kessler and the Company entered into an indemnification agreement, the form filed as Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and incorporated herein by reference.
A copy of the press release announcing Mr. Kessler’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press Release dated August 13, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Vehicle Group, Inc.
August 13, 2008	By:	/s/ Chad M. Utrup
		Name:	Chad M. Utrup
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated August 13, 2008